Exhibit 10.4

AMENDMENT NO. 2

to

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of February 25, 2010, by and between Farmer Bros. Co., a Delaware corporation (the “Company”), and Drew H. Webb (“Webb”).

WHEREAS, Webb is currently employed by the Company pursuant to that certain Employment Agreement, dated as of March 3, 2008 as amended by Amendment No. 1 to Employment Agreement dated December 31, 2008 (the “Agreement”); and

WHEREAS, the Company and Webb desire to amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 3 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Duties: Webb shall serve as Executive Vice-President of Sales and Marketing of the Company. As such his general responsibilities shall include oversight responsibility for the Company’s sales, marketing, strategic planning and corporate development functions, subject to such changes in such responsibilities as the Company’s CEO shall make from time to time. Webb shall also perform such other executive duties as are directed by the Company’s CEO or Board of Directors (“Board”). Webb shall devote to the Company’s business substantially all of his working time. Service as a director or equivalent of other for-profit organizations shall require approval of the Board.”

2. No change is being made in Webb’s compensation or benefits under the Agreement, and in consideration therefor Webb agrees that the changes in his title and responsibilities as set forth in Section 1 above do not constitute “Good Reason” for resignation under Section 7B of the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

FARMER BROS. CO.

By:	/s/ Roger M. Laverty III
Roger M. Laverty III
Chief Executive Officer

WEBB

/s/ Drew H. Webb
Drew H. Webb

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